Exhibit 99.1

STONERIDGE REPORTS FOURTH-QUARTER 2013 RESULTS

•	Positioned to Leverage Market Improvement
•	Fourth-Quarter Results Impacted by Lower Product Margin Sales and Costs
•	Cash Generation Continues to Improve Leverage

WARREN, Ohio – March 6, 2014 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the fourth quarter ended December 31, 2013.

Fourth-quarter 2013 net sales were $235.8 million, an increase of $13.1 million, or 5.9%, compared with $222.7 million for the fourth quarter of 2012. The increase in the current quarter’s net sales was primarily due to higher sales in the Company’s Control Devices and Electronics business segments.

Net income for the fourth quarter of 2013 was $0.2 million, or $0.01 per diluted share, compared with net income of $2.6 million, or $0.10 per diluted share, in the fourth quarter of 2012. The decrease in net income was primarily due to lower sales to a North American commercial vehicle customer, sales of less profitable products in Brazil and higher costs for the Wiring business due to continued volume fluctuations. For the full year ended December 31, 2013, net income increased by $9.7 million, or 180%, to $15.1 million from $5.4 million in the prior year. For the year, earnings per diluted share were $0.56, an increase of $0.36 over the prior year’s earnings of $0.20 per diluted share.

As of December 31, 2013, Stoneridge’s consolidated cash position was $62.8 million, an increase of $18.3 million from December 31, 2012. The Company’s Total Debt/Adjusted EBITDA ratio continues to improve to 2.7x compared with 2.9x at the end of 2012.

John Corey, President and Chief Executive Officer, commented, “Our 2013 consolidated sales came in at the low end of our original range. PST’s sales were lower than expected due to continued weakness in the Brazilian economy and currency, higher relative sales of audio products compared with aftermarket products, and a quality hold instituted by management to protect the brand position and image due to a component issue.”

Corey continued, “As we indicated in our press release of February 5, 2014, our Wiring business continued to experience higher costs in the fourth quarter caused by changes to production schedules, as the commercial vehicle market and customer performance have not recovered as expected. We continue to rebalance our wiring operations to adjust for the volume impacts and seasonality.”

Corey added, “We finished the year with a strong balance sheet, as positive cash flow continues to be one of our primary goals. Our cash and cash equivalents balance at year end was $62.8 million, an increase of $18.3 million or 40.8% above December 31, 2012.”

Corey commented, “Looking at the year in total, we had good performance from our Control Devices and Electronics divisions. PST was impacted to a degree by the economic weakness in Brazil and currency devaluation, and Wiring underperformed as we continued to adjust to customers’ volume being lower than projections resulting in added cost. We expect the Control Devices and Electronics segments to continue to perform well in 2014 and see gradual recovery in the Brazilian economy and improving financial performance in our Wiring business.”

1

A Non-GAAP Financial Measure

This press release includes references to Adjusted EBITDA and Total Debt/Adjusted EBITDA Ratio. Adjusted EBITDA is an unaudited financial measure of performance which is not calculated in accordance with generally accepted accounting principles, or GAAP. Adjusted EBITDA represents the sum of net income, income taxes, interest expense, depreciation, amortization, business realignment and certain purchase accounting costs. Adjusted EBITDA is used internally when evaluating our operating performance and, we believe, allows an investor to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that Adjusted EBITDA, when viewed with the Company's results under GAAP and the accompanying reconciliation, provides useful information about operating performance.  In addition, management believes that Adjusted EBITDA permits investors to gain an understanding of the factors and trends affecting our ongoing cash earnings.  However, Adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as indicators of operating performance or liquidity.  Adjusted EBITDA has been presented as a supplemental disclosure because EBITDA is a widely used measure of performance and basis for valuation.  A reconciliation of net income to Adjusted EBITDA is included in the financial tables below.

	For the years ended
	December 31,
	2013	2012

Reconciliation of Net Income to Adjusted EBITDA

Net income	$16,508	$3,748
Interest expense, net	18,346	20,033
Equity in earnings of investees	(476)	(760)
Other expense, net	1,100	4,896
Provision for income taxes	4,226	812
Depreciation and amortization	34,264	34,459
Purchase accounting and business realignment charges	(33)	5,196
Adjusted EBITDA	$73,935	$68,384

Total Debt	$197,232	$201,396
Total Debt/Adjusted EBITDA	$2.7	$2.9

Conference Call on the Web

A live Internet broadcast of Stoneridge’s conference call regarding 2013 fourth-quarter results can be accessed at 10 a.m. Eastern time on Thursday, March 6, 2014, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the commercial vehicle, automotive and agricultural, motorcycle and off-highway vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.

2

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release. Things that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant volume change in commercial vehicle, automotive, agricultural, motorcycle and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance

330/856-2443

3

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		For the Years Ended
	December 31,		December 31,
(in thousands, except per share data)	2013	2012	2013	2012

Net sales	$235,824	$222,725	$947,830	$938,513

Costs and expenses:
Cost of goods sold	182,271	168,116	721,809	713,869
Selling, general and administrative	46,671	45,961	186,317	195,915

Operating income	6,882	8,648	39,704	28,729

Interest expense, net	4,653	4,638	18,346	20,033
Equity in earnings of investees	(80)	(317)	(476)	(760)
Other expense, net	922	1,521	1,100	4,896

Income before income taxes	1,387	2,806	20,734	4,560

Provision for income taxes	1,066	95	4,226	812

Net income	321	2,711	16,508	3,748

Net income (loss) attributable to noncontrolling interest	117	90	1,377	(1,613)

Net income attributable to Stoneridge, Inc.	$204	$2,621	$15,131	$5,361

Earnings per share attributable to Stoneridge, Inc.:
Basic	$0.01	$0.10	$0.57	$0.20
Diluted	$0.01	$0.10	$0.56	$0.20

Weighted-average shares outstanding:
Basic	26,692	26,435	26,671	26,377
Diluted	27,106	27,177	27,193	27,032

4

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

As of December 31, (in thousands)	2013	2012

ASSETS

Current assets:
Cash and cash equivalents	$62,825	$44,555
Accounts receivable, less reserves of $3,514 and $3,394, respectively	133,736	141,503
Inventories, net	114,058	96,032
Prepaid expenses and other current assets	29,617	28,964
Total current assets	340,236	311,054

Long-term assets:
Property, plant and equipment, net	110,872	119,147
Other assets
Intangible assets, net	68,842	84,397
Goodwill	58,521	66,381
Investments and other long-term assets, net	9,851	11,712
Total long-term assets	248,086	281,637
Total assets	$588,322	$592,691

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of debt	$12,187	$18,925
Revolving credit facilities	-	1,160
Accounts payable	84,884	76,303
Accrued expenses and other current liabilities	56,651	57,081
Total current liabilities	153,722	153,469

Long-term liabilities:
Long-term debt, net	185,045	181,311
Deferred income taxes	57,026	59,819
Other long-term liabilities	3,995	4,258
Total long-term liabilities	246,066	245,388

Shareholders' equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 28,803 and 28,433 shares and outstanding 28,483 and 27,913 shares at December 31, 2013 and 2012,
respectively, with no stated value	-	-
Additional paid-in capital	187,742	184,822
Common Shares held in treasury, 320 and 520 shares at December 31, 2013 and
2012, respectively, at cost	(519)	(1,885)
Accumulated deficit	(7,771)	(22,902)
Accumulated other comprehensive loss	(30,458)	(10,282)
Total Stoneridge Inc. shareholders’ equity	148,994	149,753
Noncontrolling interest	39,540	44,081
Total shareholders' equity	188,534	193,834
Total liabilities and shareholders' equity	$588,322	$592,691

5

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended		For the Years Ended
	December 31,		December 31,
(in thousands)	2013	2012	2013	2012
Net income	$321	$2,711	$16,508	$3,748
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(5,978)	(1,175)	(17,925)	(10,502)
Pension liability adjustments	-	(27)	-	(27)
Unrealized gain (loss) on derivatives	118	398	(2,251)	9,862
Other comprehensive income (loss), net of tax	(5,860)	(804)	(20,176)	(667)
Consolidated comprehensive income (loss)	(5,539)	1,907	(3,668)	3,081
Comprehensive income (loss) attributable to
noncontrolling interest	117	90	1,377	(1,613)
Comprehensive income (loss) attributable to Stoneridge, Inc.	$(5,656)	$1,817	$(5,045)	$4,694

6

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

Years Ended December 31 (in thousands)	2013	2012

OPERATING ACTIVITIES:
Net cash provided by operating activities	$43,684	$75,545

INVESTING ACTIVITIES:
Capital expenditures	(25,344)	(26,352)
Proceeds from sale of fixed assets	107	521
Payment for additional interest in PST	-	(19,779)
Net cash used for investing activities	(25,237)	(45,610)

FINANCING ACTIVITIES:
Revolving credit facility borrowings	-	21,579
Revolving credit facility payments	(1,160)	(59,600)
Proceeds from issuance of other debt	25,555	22,146
Repayments of other debt	(24,382)	(48,327)
Repurchase of Common Shares to satisfy employee tax withholding	(516)	(1,273)
Net cash used for financing activities	(503)	(65,475)

Effect of exchange rate changes on cash and cash equivalents	326	1,364

Net change in cash and cash equivalents	18,270	(34,176)

Cash and cash equivalents at beginning of period	44,555	78,731

Cash and cash equivalents at end of period	$62,825	$44,555

Supplemental disclosure of non-cash financing activities:
Change in fair value of interest rate swap	$(1,419)	$1,134
Issuance of Common Shares for acquisition of additional PST interest	$-	$10,197

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